Exhibit 99.1        Press Release dated February 4, 2019

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2018 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Pleasanton, CA – February 4, 2019 -

● 2018 net sales of approximately $1.1 billion increased 10% year–over–year
● Repurchased a record $111.1 million of the Company's common stock in 2018
● Declared quarterly cash dividend of $0.22 per share

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the fourth quarter and full-year of 2018. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

2018 Fourth Quarter Financial Highlights

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the fourth quarter of 2018 with the fourth quarter of 2017. In the fourth quarter of 2018, the Company recorded an out-of-period adjustment for the fourth quarter of 2017, which increased cost of sales and decreased general and administrative expenses by $0.8 million. Such adjustment only applied to the North America segment, which resulted from recording certain depreciation expense on company-owned real estate as general and administrative expense rather than cost of goods sold. Income from operations and net income for the fourth quarter of 2017 as presented below were not affected by the adjustment. In the fourth quarter of 2018, the Company changed the presentation of its consolidated statement of operations to display foreign exchange gain (loss), net, as a separate item below income from operations. Foreign exchange gain (loss), net, was previously included in general and administrative expenses and in income from operations. Income before tax and net income for the fourth quarter of 2017 presented below were not affected by the change in presentation.

•	Consolidated net sales of $241.8 million increased 4.4% compared to $231.7 million.

•
North America net sales of $204.7 million increased 7.2% compared to $190.9 million, mostly due to increases in average net sales unit prices. Canada's net sales were not significantly affected by foreign currency translation.

•
Europe net sales of $34.9 million decreased 9.0% compared to $38.4 million on lower sales volumes. Europe net sales were negatively affected by approximately $1.3 million in foreign currency translations primarily related to the weakening of local currencies against the United States dollar.

•	Consolidated gross profit of $98.4 million decreased 3.4% compared to $101.9 million. Gross profit as a percentage of net sales decreased to 40.7% from 44.0%.

•	North America gross profit margin decreased to 42.3% from 46.2%, primarily due to increased factory and overhead costs on lower production, as well as increased material and labor costs.

•	Europe gross profit margin decreased to 31.7% from 34.0%, primarily due to increased factory and overhead costs on lower production, as well as increased material and warehouse costs.

•
Consolidated income from operations of $22.7 million decreased 6.7% compared to $24.4 million. Income from operations for the three months ended December 31, 2018 included an $8.8 million gain on the sale of a facility that was not occupied by the Company and was leased to a third party, and was negatively impacted by goodwill impairment of $6.7 million related to its Europe segment. As a percentage of net sales, consolidated income from operations decreased to 9.4% from 10.5%.

•	North America income from operations of $18.9 million decreased 14.0% compared to $22.0 million.

•	Europe loss from operations was $8.8 million compared to a loss of $3.3 million, primarily due to the $6.7 million goodwill impairment charge.

•
The Company's effective income tax rate decreased to 28.7% from 45.3%, primarily due to the enactment of U.S. Tax Cuts and Jobs Act of 2017. The effective income tax rate for the quarter ended December 31, 2018 was affected by reduction of the United States statutory federal corporate tax rate from 35% to 21% and by a nonrecurring impairment of goodwill related to the Europe segment, which was not taxable. The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a provisional net charge of $2.2 million in the fourth quarter of 2017, or an impact of $0.04 per fully diluted share. The charge encompasses several elements, including a federal tax on accumulated overseas profits, changes to tax credits and valuation allowances, and the revaluation of deferred tax assets and liabilities resulting in a higher effective tax rate of 45% for the fourth quarter of 2017

•	Consolidated net income was $15.6 million, or $0.34 per diluted share of the Company's common stock, compared to net income of $13.1 million, or $0.27 per diluted share of the Company's common stock.

2018 Full-Year Financial Highlights

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the year ended December 31, 2018 with the year ended December 31, 2017. In 2018, the Company recorded an out-of-period adjustment for the year ended December 31, 2017, which increased cost of sales and decreased general and administrative expenses by $2.9 million for the year ended December 31, 2017. Such adjustment only applied to the North America segment, which resulted from recording certain depreciation expense on company-owned real estate as general and administrative expense rather than cost of goods sold. Income from operations and net income for the year ended December 31, 2017 as presented below were not affected by the adjustment. In the fourth quarter of 2018, the Company changed its presentation of its consolidated statement of operations to display foreign exchange gain (loss), net, as a separate item below income from operations. Foreign exchange gain (loss), net, was previously included in general and administrative expenses and in income from operations. Income before tax and net income for the year ended December 31, 2017 presented below were not affected by the change in presentation.

•	Consolidated net sales of $1,078.8 million increased 10.4% compared to $977.0 million.

•
North America net sales of $910.6 million increased 13.3% compared to $803.7 million, due to increases in both sales volumes and average net sales unit prices. Canada's net sales were not significantly affected by foreign currency translation.

•
Europe net sales of $159.0 million decreased 3.7% compared to $165.2 million, primarily due to reduced sales volume as a result of to the late 2017 sale of Gbo Fastening Systems' Poland and Romania subsidiaries (acquired in January 2017), which contributed $12.8 million in net sales for the year ended December 31, 2017. Net sales were positively affected by approximately $4.9 million in foreign currency translations, primarily related to the strengthening of the Euro, British pound, Danish Kroner and Polish zloty against the United States dollar.

•	Consolidated gross profit of $480.5 million increased 8.4% compared to $443.4 million. Gross profit as a percentage of net sales decreased to 44.5% from 45.4%.

•	North America gross profit margin decreased to 46.3% from 47.7%, primarily due to increased material, labor and shipping costs, partly offset by decreased factory and overhead costs.

•	Europe gross profit margin decreased to 35.3% from 35.7% primarily due to increased factory and overhead and warehousing costs, partly offset by decreased material and labor costs.

•
Consolidated income from operations of $176.2 million increased from $137.9 million. Income from operations for the year ended December 31, 2018 included an $8.8 million gain on the sale of a facility that is not occupied by the Company and was leased to a third party, and was negatively impacted by goodwill impairment of $6.7 million related to its Europe segment and increased SAP related expenses of $6.1 million. As a percentage of net sales, consolidated income from operations increased to 16.3% from 14.1%.

•	North America income from operations of $168.3 million increased 26.6% compared to $133.0 million. Included in income from operations were SAP related costs of $7.7 million.

•
Europe loss from operations of $3.0 million compared to income from operations of $2.7 million, primarily due to a $6.7 million goodwill impairment charge, a $1.6 million severance expense and increased expenses associated with SAP of $1.9 million.

•
The Company's effective income tax rate decreased to 26.4% from 35.9%, primarily due to the U.S. Tax Cuts and Jobs Act of 2017, which reduced the United States statutory federal corporate tax rate from 35% to 21%. The effective income tax rate for the year ended December 31, 2017 was also reduced by a nonrecurring gain on a bargain purchase related to the Gbo Fastening Systems acquisition, which was not taxable. The effective income tax rate for the year ended December 31, 2018 was increased by a nonrecurring impairment of goodwill related to the Europe segment, which was also not taxable.

•
Consolidated net income was $129.5 million, or $2.78 per diluted share of the Company's common stock, compared to net income of $92.6 million, or $1.94 per diluted share of the Company's common stock. The $92.6 million consolidated net income for the year ended December 31, 2017 included a $6.3 million nonrecurring gain on a bargain purchase of a business, which increased diluted earnings per share for the same period by $0.13.

•	Cash flow provided by operating activities increased approximately $41.0 million to approximately $160.0 million from $119.1 million.

•
Cash flow used in investing activities decreased approximately $64.0 million to approximately $12.0 million from $75.8 million. Capital expenditures were approximately $30.0 million compared to $58.0 million. Proceeds from the sale of property and equipment, primarily real estate, were approximately $21.0 million compared to $0.7 million. The Company had asset acquisitions of $2.0 million in 2018 compared to $27.9 million of asset acquisitions, net of cash received, in the prior year period.

Management Commentary

“2018 was a year of positive operational execution at Simpson, as we achieved full year net sales of approximately $1.1 billion, an increase of 10% year-over-year, due to increases in both sales volume and average unit prices,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Our full year gross profit margin of 44.5% was solid, though lower than our projection of between 45.5% to 46.0%, due to an unexpected sharp decline in revenues during December, which resulted in an increase in factory, material and labor costs as a percentage of net sales in our fourth quarter. Looking ahead, we expect demand to remain relatively stable as demand in January was strong, indicating the December buying patterns may have been postponed due to short term uncertainty.”

Mrs. Colonias continued, “Our strong sales for the year, combined with our focus on cost containment initiatives, resulted in a 2018 operating income of $176.2 million, an increase of 28% compared to the prior year period. Net income increased by 40% to $129.5 million, and we produced strong earnings of $2.78 per diluted share, an increase of 43% year-over-year. These results represent meaningful progress towards our key financial targets under the 2020 Plan, which we announced in the third quarter of 2017 with a goal of maximizing operating efficiencies and driving long-term shareholder value. Our team has worked hard to execute against these goals, and we thank them for their dedication and commitment. Today we remain focused on achieving our 2020 financial targets. Our 2018 share repurchases of $111.1 million of our common stock, a record for Simpson, reflect our continued confidence in the strength and outlook for our business.”

Corporate Developments

•
During the fourth quarter of 2018, the Company repatriated $43.5 million, net of tax from its foreign subsidiaries. In the year ended December 31, 2018 the Company repatriated a total of $63.5 million, net of tax from its foreign subsidiaries.

•
In November 2018, the Company sold a facility that was not occupied by the Company and was leased to a third party. The Company received net proceeds of $17.5 million, after closing costs and sales price adjustments.

•
On December 6, 2018, the Company's Board of Directors authorized the Company to repurchase up to $100.0 million of the Company's common stock. The authorization is in effect from January 1, 2019 through December 31, 2019.

•
On January 28, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.22 per share. The dividend will be payable on April 25, 2019 to shareholders of record as of April 4, 2019.

•
During the fourth quarter of 2018, the Company repurchased 970,093 shares of the Company's common stock in the open market at an average price of $62.93 per share, for a total of $61.0 million. For the year ended December 31, 2018, the Company repurchased 1,772,658 shares of the Company's common stock on the open market at an average price of $62.69 per share. The Company also received 182,171 shares of its common stock as the final delivery of a $50.0 million accelerated share repurchase program initiated in December 2017. As of December 31, 2018, the Company repurchased approximately $234.6 million of the Company's previously announced $275.0 million share repurchase authorization (which expired at the end of 2018).

Business Outlook

Subject to changing economic conditions, future events and circumstances:

•	The Company currently believes the market price for steel will be flat during the first quarter of 2019.

•	The Company estimates that its full-year 2019 gross profit margin will be between 44.5% to 45.5%.

•
The Company estimates that its 2019 full-year effective tax rate will be between approximately 25% to 27% including both federal and state income tax rates. The ultimate impact of the Tax Cuts and Jobs Act may differ materially from the Company’s estimates due to changes in the interpretations and assumptions made by the Company as well as additional regulatory guidance that may be issued and actions the Company may have taken or may take as a result of the Tax Cuts and Jobs Act, such as cash repatriation to the United States. The Company will continue to assess the expected impacts of the new tax law and provide additional disclosures at appropriate times.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s 2018 fourth quarter and full-year financial results conference call on Monday, February 4, 2019, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=132732 or a link on the Company’s website at www.simpsonmfg.com/financials/events.html. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, February 18, 2019, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13686314. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements relating to events or results that may occur in the future are forward-looking statements, including but not limited to, statements or estimates regarding our plans, sales, sales trends, sales growth rates, revenues, profits, costs, working capital, balance sheet, inventories, products (including truss and concrete products as well as software offerings), relationships with contractors and partners (including our collaboration with The Home Depot, Inc.), market strategies, market share, expenses (including operating expenses and research, development and engineering investments), inventory turn rates, cost savings or reduction measures, repatriation of funds, results of operations, tax liabilities, losses, capital spending, housing starts, price changes (including product and raw material prices, such as steel prices), profitability, profit margins, operating income, operating income margin (referring to consolidated income from operations as a percentage of net sales), operating expenses as a percentage of net sales, effective tax rates, depreciation or amortization expenses, amortization periods, capital return (also called return on invested capital), stock repurchases, dividends, compensation arrangements, prospective adoption of new accounting standards, effects of changes in accounting standards, effects and expenses of (including eventual gains or losses related to) mergers and acquisitions and related integrations, effects and expenses of equity investments, effects of changes in foreign exchange rates or interest rates, effects and costs of SAP and other software program implementations (including related expenses, such as capital expenditures, and savings), effects and costs of credit facilities and capital lease obligations, headcount, engagement of consultants, the Company’s 2020 Plan and other operating initiatives, the Company’s efforts and costs to implement the 2020 Plan and initiatives, the targets and assumptions under the 2020 Plan and such other initiatives (including targets associated with organic compound annual growth rate in consolidated net sales, operating income, operating income margin, operating expenses as a percentage of net sales, cost structure rationalization, improved working capital management, return on invested capital, stock repurchases, and overall balance sheet discipline) and the projected effects and impact of any of the foregoing on our business, financial condition and results of operations. Forward-looking statements generally can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “target,” “continue,” “predict,” “project,” “change,” “result,” “future,” “will,” “could,” “can,” “may,” “likely,” “potentially,” or similar expressions. Forward-looking statements are necessarily speculative in nature, are based on numerous assumptions, and involve known and unknown risks, uncertainties and other factors (some of which are beyond our control) that could significantly affect our operations and may cause our actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Those factors include, but are not limited to: (i) the impact, execution and effectiveness of the Company’s current strategic plan, the 2020 Plan, and initiatives the realization of the assumptions made under the plan and the efforts and costs to implement the plan and initiatives; (ii) general economic cycles and construction business conditions including changes in U.S. housing starts; (iii) customer acceptance of our products; (iv) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims, (v) relationships with partners, suppliers and customers and their financial condition; (vi) materials and manufacturing costs; (vii) technological developments, including system updates and conversions; (viii) increased competition; (ix) changes in laws or industry practices; (x) litigation risks and actions by activist shareholders; (xi) changes in market conditions; (xii) governmental and business conditions in countries where our products are manufactured and sold; (xiii) natural disasters and other factors that are beyond the Company’s reasonable control; (xiv) changes in trade regulations, treaties or agreements or in U.S. and international taxes, tariffs and duties including those imposed on the Company’s income, imports, exports and repatriation of funds; (xv) effects of merger or acquisition activities; (xvi) actual or potential takeover or other change-of-control threats; (xvii) changes in our plans, strategies, objectives, expectations or intentions; and (xviii) other risks and uncertainties indicated from time to time in our filings with the U.S. Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and the Company’s most recent Quarterly Report on Form 10-Q under the heading “Item 1A - Risk Factors.” In light of the foregoing, investors are advised to carefully read the Company’s securities filings in connection with the important disclaimers set forth above and are urged not to rely on any forward-looking statements in reaching any conclusions or making any investment decisions about us or our securities. Except as required by law, we do not intend and undertake no obligation to update, revise or publicly release any updates or revisions to any forward-looking statements hereunder, whether as a result of the receipt of new information, the occurrence of future events, the change of circumstances or otherwise. We further do not accept any responsibility for any projections or reports published by analysts, investors or other third parties. Each of the terms the “Company,” “we,” “our,” “us” and similar terms used herein refer collectively to Simpson Manufacturing Co., Inc., a Delaware corporation and its wholly-owned subsidiaries, including Simpson Strong-Tie Company Inc., unless otherwise stated. The financial information set forth herein is presented on a preliminary unreviewed and unaudited basis; audited financial statements will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, when filed. In addition, the Company regularly uses its website to post information regarding its business and governance. The Company encourages investors to use http://www.simpsonmfg.com/ as a source of information about Simpson.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net sales	$241,845	$231,681	$1,078,809	$977,025
Cost of sales	143,409	129,777	598,290	533,644
Gross profit	98,436	101,904	480,519	443,381
Operating expenses:
Research and development and engineering expense	10,216	12,565	43,056	47,616
Selling expense	26,278	28,753	109,931	114,903
General and administrative expense	41,325	36,236	155,223	143,107
Total operating expenses	77,819	77,554	308,210	305,626
Net gain on disposal of assets	(8,810)	(13)	(10,579)	(160)
Impairment of goodwill	6,686	—	6,686	—
Income from operations	22,741	24,363	176,202	137,915
Loss in equity investment, before tax	(11)	(33)	(63)	(86)
Foreign exchange gain (loss), net	(571)	342	430	1,252
Interest expense, net	(239)	(104)	(571)	(788)
Gain on bargain purchase of a business (adjustment)	—	—	—	6,336
Loss on disposal of a business	—	(654)	—	(211)
Income before taxes	21,920	23,914	175,998	144,418
Provision for income taxes	6,288	10,829	46,490	51,801
Net income	$15,632	$13,085	$129,508	$92,617
Earnings per common share:
Basic	$0.34	$0.28	$2.80	$1.95
Diluted	$0.34	$0.27	$2.78	$1.94
Weighted average shares outstanding:
Basic	45,435	47,307	46,213	47,486
Diluted	45,776	47,594	46,540	47,774
Other data:
Depreciation and amortization	$10,345	$6,844	$39,393	$33,724
Pre-tax equity-based compensation expense	2,402	2,092	11,176	13,908

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	December 31,
	2018	2017
Cash and short-term investments	$160,180	$168,514
Trade accounts receivable, net	146,052	135,958
Inventories	276,088	252,996
Other current assets	17,198	26,473
Total current assets	599,518	583,941
Property, plant and equipment, net	254,597	273,020
Goodwill	130,250	137,140
Other noncurrent assets	37,287	43,422
Total assets	$1,021,652	$1,037,523
Trade accounts payable	$34,361	$31,536
Capital lease obligation - current portion	1,874	1,055
Other current liabilities	111,475	103,900
Total current liabilities	147,710	136,491
Other long-term liabilities - net of current portion	15,553	16,254
Stockholders' equity	858,389	884,778
Total liabilities and stockholders' equity	$1,021,652	$1,037,523

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2018	2017	change *	2018	2017	change *
Net Sales by Reporting Segment
North America	$204,656	$190,932	7%	$910,587	$803,697	13%
Percentage of total net sales	85%	82%		84%	82%
Europe	34,931	38,404	(9)%	159,027	165,155	(4)%
Percentage of total net sales	14%	17%		15%	17%
Asia/Pacific	2,258	2,345	(4)%	9,195	8,173	13%
Percentage of total net sales	1%	1%		1%	1%
Total	$241,845	$231,681	4%	$1,078,809	$977,025	10%
Net Sales by Product Group**
Wood Construction	$202,323	$193,993	4%	$913,202	$833,200	10%
Percentage of total net sales	84%	84%		85%	85%
Concrete Construction	39,470	37,317	6%	165,317	143,102	16%
Percentage of total net sales	16%	16%		15%	15%
Other	52	371	N/M	290	723	N/M
Total	$241,845	$231,681	4%	$1,078,809	$977,025	10%
Gross Profit by Reporting Segment
North America	$86,556	$88,292	(2)%	$422,053	$383,282	10%
North America gross profit margin	42%	46%		46%	48%
Europe	11,070	13,041	(15)%	56,152	58,973	(5)%
Europe gross profit margin	32%	34%		35%	36%
Asia/Pacific	661	307	N/M	2,085	971	N/M
Administrative and all other	149	263	N/M	229	155	N/M
Total	$98,436	$101,903	(3)%	$480,519	$443,381	8%
Income (Loss) from Operations
North America	$18,907	$21,995	(14)%	$168,323	$132,995	27%
North America operating profit margin	9%	12%		18%	17%
Europe	(8,779)	(3,298)	(166)%	(3,026)	2,724	N/M
Europe operating profit margin	(25)%	(9)%		(2)%	2%
Asia/Pacific	313	1,600	N/M	2,040	1,296	N/M
Administrative and all other	12,300	4,066	N/M	8,865	901	N/M
Total	$22,741	$24,363	(7)%	$176,202	$137,916	28%

*	Unfavorable percentage changes are presented in parentheses.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400